EXHIBIT 10.15

OPTION TO PURCHASE AGREEMENT

THIS OPTION TO PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of the 27th day of March, 2007 (the “Effective Date”) by and between NEWMONT REALTY COMPANY, a Delaware corporation(“Seller”), whose address is 1700 Lincoln Street, Suite 3600, Denver, Colorado 80203, and AURELIO RESOURCE CORPORATION, a Colorado corporation (“Buyer”), whose address is 5554 South Prince Street, Suite 200, Littleton, Colorado 80120, in consideration of the payments to be made pursuant to, the mutual covenants contained in, and the mutual benefits to be derived from this Agreement.

SECTION 1. OPTION TO PURCHASE

1.1 Grant of Option. Seller hereby grants to Buyer the exclusive and irrevocable option to purchase patented claims owned by Seller on the terms and conditions of this Agreement (the “Option”). As used in this Agreement, the term “Property” shall mean the patented claims described in Exhibit A attached hereto. The period of the Option shall be one year from the Effective Date, which period shall be extended until Closing occurs in the event that Buyer appropriately exercises the Option (the “Option Period”), unless sooner terminated pursuant to Section 5 below.

1.2 Option Payments. Subject to prior termination of this Agreement as provided for herein, Buyer shall pay to Seller the following option payments on or before the due date applicable thereto (“Option Payments”):

Payment Amount	Due Date
$25,000.00	Execution of this Agreement
$25,000.00	Six Months after the Effective Date
$25,000.00	Nine Months after the Effective Date
$25,000.00	Twelve Months after the Effective Date

All Option Payments made to Seller shall be credited toward the purchase price of the Property set forth in Section 2.2 below.

1.3 Limited Access Rights. Until the termination of this Agreement, (a) Seller shall allow Buyer access to the Property solely for the purpose of exploring for ores, metals, minerals or similar products, and (b) Seller grants to Buyer the right (to the extent permitted under Seller’s retained rights to the Property) to conduct such exploration; provided, however, that Buyer shall have no right to mine, otherwise develop, or sell ores, metals, minerals or other products or mineral rights of any kind or nature found in, under or upon the surface or subsurface of the Property until such time as Closing shall have occurred hereunder. Except as specifically set forth in Section 2.4.3, below, as of the Effective Date, (i) Buyer assumes all liability with respect to the Property, and (ii) Buyer shall indemnify, defend, and hold harmless Seller, its affiliates, and their respective employees, agents, officers and directors from and against any and all losses, claims, actions, suits (including costs and reasonable attorneys’ fees), and damages arising with respect to the Property or with respect to Seller’s activities on the Property on and after the Effective Date.

1.4 Reclamation. Upon termination of this Agreement (other than as a result of Closing having occurred), Buyer shall reclaim all surface disturbances caused by its activities on the Property in accordance with all applicable laws, shall otherwise perform all obligations and satisfy all liabilities to Seller and to third parties respecting the Property that have accrued prior to the date of such termination, and shall cease and desist all activities on the Property other than those required to fulfill its obligations under this Section.

1.5 Press Releases. Buyer shall not issue any press releases referencing Seller without Seller’s prior written consent, which consent shall not be unreasonably withheld. Seller acknowledges Buyer’s obligations under the Securities Laws of the United States of America to disclose material information to the public, and will exercise its foregoing consent rights concerning press releases giving due consideration to Buyer’s obligations.

SECTION 2. EXERCISE OF OPTION

2.1 Exercise of Option. Upon payment to Seller of all four Option Payments, the Option will be deemed to have been exercised.

2.2 Purchase Price. The total purchase price of the Property shall be ONE HUNDRED THOUSAND DOLLARS ($100,000.00).

2.3 No Reliance. Buyer is relying solely on Buyer’s own investigation in entering into this Agreement and providing consideration to Seller for the Option and for the Property, and Buyer is not relying on any representation of Seller or its agents with respect thereto other than as may be expressly set forth in this Agreement.

2.4 Closing. If Buyer exercises the Option prior to the expiration of the Option Period, the closing of the sale of the Property shall take place within 60 days following the receipt by Seller of the fourth Option Payment or at such other time as may be mutually agreed to by the parties (“Closing”). Closing shall be held at a date (the “Closing Date”), time and place as may be mutually agreed upon by the parties. At Closing, the following shall occur:

2.4.1 Seller shall deliver to Buyer a properly executed and acknowledged Quitclaim Deed, in the form set forth in Exhibit B attached hereto, conveying the Property to Buyer.

2.4.2 Buyer shall convey to Seller a net smelter return royalty (“Net Smelter Return Royalty”) on mineral production from the Property, from the Man 1-13 (AMC Nos. 364635-364640, 367982-367988) and Man 14-21, 23-31 unpatented claims (AMC Nos. 377495-377511), and from any other property hereafter owned, leased, subleased or otherwise controlled by Buyer or any of its affiliates within the area of interest defined on Exhibit C attached hereto (“Area of Interest”) by delivering to Seller an executed royalty deed in the form of Exhibit D attached hereto (the “Royalty Deed”).

2.4.3 Ad Valorem, property and other taxes and assessments imposed upon the Property shall be prorated between Seller and Buyer as of the Closing Date, with Seller being charged for and paying all such taxes and assessments prior to the Closing Date and Buyer being charged for and paying all such taxes and assessments on and after the Closing Date.

2.5 Non-Exercise of Option. Buyer’s Notice of waiver of the Option or Buyer’s failure to pay any one of the Option Payments prior to its due date will constitute an irrevocable waiver of the Option by Buyer and the parties thereafter will be released from the terms of this Agreement except as otherwise expressly set forth herein.

SECTION 3. TITLES AND INFORMATION

3.1 Seller’s Disclosures. Seller has no actual knowledge of (a) any environmental hazards or dump sites on the Property, or of any part of the Property that contains any condition that could result in recovery by any governmental agency or private party of remedial or removal costs, natural resources damages, property damages, damages for personal injuries or other costs, expenses, damages or injunctive relief arising from any alleged injury or threat of injury to health, safety or the environment relating to the Property; or (b) any liens, encumbrances, suits, actions, judgments or pending litigation, arbitration, governmental investigation or other similar matters affecting, concerning or threatening the Property.

3.2 Title Defects. If Buyer reasonably determines, during the Option Period, that title to any of the Property is defective, Buyer may give Notice to Seller of such defect. Upon receipt of such Notice, Seller may, at its option, (a) take such action as it deems appropriate to cure such defect within a reasonable period of time, or (b) by Notice to Buyer, decline to take such action, in which case Buyer may undertake, at its sole expense, to cure any such defects or to defend or to initiate litigation to perfect, defend, or cure title to the Property. Seller shall cooperate with Buyer in any and all steps reasonably undertaken by Buyer to remedy title defects.

SECTION 4. RIGHT OF FIRST OFFER

4.1 If Buyer intends to enter into a joint venture, or transfer all or any part of its interest (the “Transaction”), including but not limited to any royalty, in the Property, the Man 1-13 (AMC Nos. 364635-364640, 367982-367988) and the Man 14-21, 23-31 unpatented claims (AMC Nos. 377495-377511) and any other property hereafter owned, leased, subleased or otherwise controlled by Buyer or any of its affiliates within the Area of Interest (“Offered Property”), it shall promptly give Notice to Seller, specifically identifying the Offered Property, the price, and all other pertinent terms and conditions of the Transaction on such terms as Buyer is willing to accept, which in the case of a transfer shall be for monetary consideration only (“Offered Terms”). Buyer shall include with such Notice all data pertaining to the Offered Property that was not previously provided to Seller. Seller shall have 60 days from the date such Notice is delivered to notify Buyer whether it elects to participate in the Transaction on the Offered Terms. If Seller does elect to participate in the Transaction, closing of the Transaction shall occur within 60 days after Notice of such election is delivered to Buyer or within such other time frame as may be mutually agreed upon by the parties and, effective as of such closing, the Net Smelter Return Royalty due Seller shall be waived for the Offered Property. If Seller fails to provide Buyer with Notice of its election to participate in the Transaction within such 60 days, such failure shall be deemed to be an election to not participate in the Transaction, and the Net Smelter Return Royalty due Seller shall remain in effect. If Seller elects not to participate in the Transaction, Buyer shall have 150 days following the expiration of such period to complete the Transaction, with respect to the entire Offered Property, to a third party at a price and on terms no less favorable to Buyer than the Offered Terms; provided, however, that Buyer shall be entitled to sell the Offered Property for non-cash consideration if such consideration has a monetary value equal to or greater than the cash price included in the Offered Terms. Such Transaction may be made only if the other party thereto agrees in writing with Seller to assume all of Buyer’s obligations under this Agreement with respect to the Offered Property; provided, however, no joint venture or other transfer of any interest in the Property or this Agreement shall relieve Buyer of its obligations under this Agreement unless Seller otherwise agrees in writing. If Buyer fails to complete such Transaction within such period with respect to the entire Offered Property to a third party on terms no less favorable to Buyer than the Offered Terms, Seller’s right of first offer in the Offered Property shall be revived. Any subsequent proposal by Buyer to transfer the Offered Property, or any part thereof, shall be deemed a new Transaction and shall be governed by all of the procedures set forth in this Section. This obligation will apply to Buyer and any successor (including affiliates and successors by merger) but shall not apply to (a) any equity offering made by Buyer, (b) any full or partial sale of Buyer made other than to circumvent this restriction, or (c) any transfer to a wholly-owned affiliate. The term of this right of first offer shall expire 10 years from the Effective Date.

SECTION 5. TERMINATION

5.1 By Seller. At the election of Seller, the failure of Buyer to timely make or cause to be made any of the Option Payments or to keep or perform any other agreement on Buyer’s part to be kept or performed according to the terms or provisions of this Agreement shall constitute an event of default. Upon an event of default, Seller may give to Buyer Notice of default, specifying the particular default or defaults relied on by Seller. Buyer shall have 30 days after receipt of such Notice in which to cure the alleged default or defaults. Upon Buyer’s failure to cure the default, Seller may declare, by Notice to Buyer, termination of this Agreement.

5.2 By Buyer. Notwithstanding any provisions herein to the contrary, Buyer may at any time terminate and surrender this Agreement as to all of the Property by giving Notice to Seller. Promptly thereafter Buyer shall deliver to Seller a properly executed release of the Option as to the Property.

5.3 Upon Expiration of the Option Period or Upon Closing. This Agreement shall automatically terminate upon the earlier to occur of the expiration of the Option Period or Closing.

5.4 Obligations Upon Termination. Upon termination of this Agreement, neither party shall be under any further obligation or liability under this Agreement to the other from and after the date of termination, except as specifically set forth in Section 7.5. Any and all Option Payments made to Seller as of the date of any such termination shall be and remain the property of Seller and Buyer shall be entitled to no refund thereof.

SECTION 6. NOTICES AND PAYMENTS

6.1 Method of Making Payments. Any payments required to be made by Buyer to Seller hereunder may be made in cash or by check, in the sole discretion of Buyer, and may be personally delivered or deposited in the United States mail, postage prepaid, certified, with return receipt requested and addressed to Seller at the first address shown below.

6.2 Notices. Any notice or communication required under this Agreement (“Notice”) shall be in writing and shall be effective when addressed:

If to Seller:	Newmont Realty Company
Attention Land Department
1700 Lincoln Street, Suite 3600
Denver, Colorado 80203
Fax No.: 303-837-5851

Buyer:	Aurelio Resource Corporation
Attention David Stafford Johnson
5554 South Prince Street, Suite 200
Littleton, Colorado 80120
Fax No: 303-607-6528

and (a) personally delivered, (b) three business days after it is deposited, postage prepaid, certified mail with return receipt requested, in the United States mail, or (c) sent via electronic facsimile with confirmation of delivery. Either Seller or Buyer may, by Notice to the other given as aforesaid, change its address for future Notices.

SECTION 7. GENERAL

7.1 Entire Agreement; Modification. This Agreement (including the Exhibits hereto which are incorporated herein by this reference) is the entire agreement between the parties pertaining to the subject matter hereof and supersedes, merges, and voids all negotiations, prior discussions, and prior agreements and understandings, whether written or oral, relating to the subject matter hereof. No modification of this Agreement shall be effective unless in writing and executed by both parties to this Agreement.

7.2 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Arizona.

7.3 Further Documents. The parties shall execute all such further documents and do all such further things as may be necessary to give full effect to the terms of this Agreement, whether before, at, or after Closing, including, without limitation, the execution and recording of a recordable memorandum counterpart of this Agreement.

7.4 Assignment; Binding Effect. This Agreement and all rights and obligations hereunder shall not be assigned by either party without the prior written consent of the other. Subject to the foregoing, all of the covenants, conditions and provisions of this Agreement shall run with the Property and shall inure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.

7.5 Survival. To the extent necessary to effectuate the intention of the parties, the obligations and rights of the parties under this Agreement shall survive (a) exercise of the Option and the delivery of all deeds and other instruments at Closing, (b) expiration of the Option Period, and (c) termination of this Agreement, specifically including without limitation the provisions set forth in Sections 1.3(ii), 1.4, 1.5, 4.1, 7.3, and 7.6.

7.6 Brokers; Attorney Fees; Construction. Each party acknowledges and represents that it has not entered into any brokerage, listing, or sales agency agreement with any real estate broker or agent with respect to the sale of the Property. If any real estate broker, attorney, or agent subsequently claims any fee or commission with respect to the sale of the Property hereunder, the party through whom the broker claims the fee will indemnify the other party and hold that party harmless against all claims by the broker or agent. Each party shall bear the attorney fees incurred through their respective attorneys with respect to this Agreement and Closing. Each party and counsel for each party has reviewed, or has had the opportunity to review, this Agreement and, accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

7.7 Severability; Counterparts; Facsimile. If any provision hereof is held to be inapplicable or unenforceable under applicable laws, then that provision shall be deemed severed from this Agreement. All other provisions shall continue in full force and effect. This Agreement may be executed in duplicate original counterparts and by use of facsimile signatures.

EXECUTED as of the Effective Date.

SELLER:		BUYER:

NEWMONT REALTY COMPANY		AURELIO RESOURCE CORPORATION

By:	/s/ Thomas M. Roesch	By	/s/ Fred W. Warnaars
Name:	Thomas M. Roesch	Name:	Fred W. Warnaars
Title:	Vice President	Title:	President

EXHIBIT A

TO

OPTION TO PURCHASE AGREEMENT

DESCRIPTION OF PROPERTY

The land referred to herein is situate in the State of Arizona, County of Cochise, more particularly described as follows:

TOWNSHIP 19 SOUTH, RANGE 25 EAST,

Section 21 and 28

Patented Claims:

Banner (100%)	MS 2665
Australia (50%)	MS 2645

EXHIBIT B

TO

OPTION TO PURCHASE AGREEMENT

Recording requested by, and to be returned to:

Aurelio Resource Corporation

5554 South Prince Street, Ste 200

Littleton, Colorado 80120

QUITCLAIM DEED

THIS INDENTURE is made and entered into as of the      day of                     , 200    , by and between NEWMONT REALTY COMPANY, a Delaware corporation (“Grantor”), and AURELIO RESOURCE CORPORATION, a Colorado corporation (“Grantee”);

WITNESSETH

That Grantor, for and in consideration of the sum of ten dollars, and other good and valuable consideration paid to it by Grantee, the receipt of which is hereby acknowledged, does, by these presents, convey and quitclaim unto Grantee, and to the successors and assigns of Grantee, forever all that certain real property situate, lying and being in the County of Cochise, State of Arizona, and more particularly described as follows:

See Exhibit “A” attached hereto and incorporated herein by this reference.

TO HAVE AND TO HOLD, all and singular, the said premises, together with the appurtenances unto Grantee and to the successors and assigns of Grantee forever.

IN WITNESS WHEREOF, Grantor has hereunto set its hand as of the day and year first hereinabove written.

NEWMONT REALTY COMPANY

By:
Name:
Title:	Vice President

STATE OF COLORADO	)
) ss.
COUNTY OF	)

On this      day of                     , 200    , personally appeared before me, a Notary Public,                     , a Vice President of NEWMONT REALTY COMPANY, a Delaware corporation, personally known (or proved) to me to be said person whose name is subscribed to the above instrument who acknowledged that he executed the instrument on behalf of NEWMONT REALTY COMPANY.

NOTARY PUBLIC

EXHIBIT A

TO

QUITCLAIM DEED

LEGAL DESCRIPTION

The land referred to herein is situate in the State of Arizona, County of Cochise, more particularly described as follows:

TOWNSHIP 19 SOUTH, RANGE 25 EAST,

Section 21 and 28:

Patented Claims:

Banner (100%)	MS 2665
Australia (50%)	MS 2645

EXHIBIT C

TO

OPTION TO PURCHASE AGREEMENT

AREA OF INTEREST

Township 18 South, Range 25 East

Sections: 27-29, 33 and 34

and

Township 19 South Range 25 East

Sections: 3-5, 7-10, 14-18, 20-23, 26-29, 32-35

and

Township 20 South, Range 25 East

Sections: 2-8, 18

Cochise County, Arizona

EXHIBIT D

TO

OPTION TO PURCHASE AGREEMENT

When recorded, return to:

Land Department

Newmont Realty Corporation

1700 Lincoln, 36th Floor

Denver, Colorado 80203

ROYALTY DEED

This Royalty Deed (this “Deed”), effective as of the      day of                     , 200    , is by and between AURELIO RESOURCE CORPORATION, a Colorado corporation, whose address is 5554 South Prince Street, Suite 200, Littleton, Colorado 80120 (“Grantor”) and NEWMONT REALTY COMPANY, a Delaware corporation, whose address is 1700 Lincoln Street, Suite 3600, Denver, Colorado 80203 (“Newmont”).

Whereas, the Grantor and Newmont are parties to that certain Option to Purchase Agreement, dated February ___, 2007 (the “Option Agreement”); and

Whereas, pursuant to that certain Quitclaim Deed, of even date herewith, from Newmont to Grantor (the “Quitclaim Deed”), Newmont has conveyed to Grantor the Banner and Australia Patented claims as more fully described in the Quitclaim Deed;

Now, therefore, Grantor, for and in consideration of the sum of $10.00 lawful money of the United States of America, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by these presents does remise, release, sell, transfer, convey and forever quitclaim unto Newmont a production royalty (as more specifically defined in this Deed, the “Production Royalty”) on production of Minerals from the Property. For purposes of this Deed, the term “Mineral(s)” shall mean any and all metals, minerals and mineral rights of whatever kind and nature in, under or upon the surface or subsurface of the Property (including, without limitation metals, precious metals, base metals, industrial minerals, gems, diamonds, commercially valuable rock, aggregate, clays and diatomaceous earth, hydrocarbons, and oil and gas, and other minerals which are mined, excavated, extracted or otherwise recovered).

1. Property Subject to Production Royalty. The Production Royalty shall be a royalty interest in and a burden upon the Banner and Australia Patented claims, the Man 1-13 unpatented claims (AMC Nos. 364635-364640, 367982-367988) and Man 14-21, 23-31unpatented claims (AMC Nos. 377495-377511) and any other property owned, leased, subleased or otherwise controlled by Grantor or any of its affiliates from the date of the Option Agreement and thereafter, and within the area of interest more particularly described on Exhibit A attached hereto (the “Property”).

2. Production Royalty. Grantor shall pay to Newmont a perpetual Production Royalty in an amount equal to one percent (1%) of Net Smelter Returns from the Disposition of all Minerals produced from the Property, determined in accordance with the provisions set forth in this Deed. “Disposition” means the time at which refined production from Property is delivered, made available, or otherwise credited to Grantor by a mine or refiner.

3. Net Smelter Returns. Net Smelter Returns shall be defined as follows:

(a) For Precious Metals. “Net Smelter Returns”, in the case of gold, silver, and platinum group metals (“Precious Metals”), shall be determined by multiplying (i) the gross number of troy ounces of Precious Metals recovered from the production from the Property during any given month (“Monthly Production”) and delivered to the smelter, refiner, processor, purchaser or other recipient of such production (in each case, the “Payor”), by (ii) for gold, the average of the London Bullion Market, Afternoon Fix, spot prices for the calendar month of such delivery to the Payor (the “Delivery Month”), and for all other Precious Metals, the average of the New York Commodities Exchange final spot prices for the Delivery Month for the particular Mineral for which the price is being determined, and subtracting from the product of (i) and (ii) only the following if actually incurred:

(i) charges imposed by the Payor for refining bullion from doré or concentrates of Precious Metals (“Beneficiated Precious Metals”) produced by Grantor’s final mill or other final processing plant; however, charges imposed by the Payor for smelting or refining of raw or crushed ore containing Precious Metals or other preliminarily processed Precious Metals shall not be subtracted in determining Net Smelter Returns;

(ii) penalty substance, assaying, and sampling charges imposed by the Payor for refining Beneficiated Precious Metals contained in such production; and

(iii) charges and costs, if any, for transportation and insurance of Beneficiated Precious Metals from Grantor’s mill or other final processing plant to places where such Beneficiated Precious Metals are smelted, refined and/or sold or otherwise disposed of.

In the event the refining of bullion from the Beneficiated Precious Metals contained in such production is carried out in custom toll facilities owned or controlled, in whole or in part, by Grantor, which facilities were not constructed for the purpose of refining Beneficiated Precious Metals or other Minerals from the Property, then charges, costs and penalties for such refining shall mean the amount Grantor would have incurred if such refining were carried out at facilities not owned or controlled by Grantor then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Grantor with respect to such refining.

(b) For Other Minerals. “Net Smelter Returns”, in the case of all Minerals other than Precious Metals and the beneficiated products thereof (“Other Minerals”), shall be determined by multiplying (i) the gross amount of the particular Other Mineral contained in the Monthly Production and delivered to the Payor by (ii) the average of the New York Commodities Exchange final daily spot prices of the appropriate Other Mineral for the Delivery Month, and subtracting from the product of (i) and (ii) only the following if actually incurred:

(i) charges imposed by the Payor for smelting, refining or processing Other Minerals contained in such production, but excluding any and all charges and costs related to Grantor’s mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part;

(ii) penalty substance, assaying, and sampling charges imposed by the Payor for smelting, refining, or processing Other Minerals contained in such production, but excluding any and all charges and costs of or related to Grantor’s mills or other processing plants constructed for the purpose of milling or processing Other Minerals, in whole or in part; and

(iii) charges and costs, if any, for transportation and insurance of Other Minerals and the beneficiated products thereof from Grantor’s final mill or other final processing plant to places where such Other Minerals or the beneficiated products thereof are smelted, refined and/or sold or otherwise disposed of.

In the event smelting, refining, or processing of Other Minerals are carried out in custom toll facilities owned or controlled, in whole or in part, by Grantor, which facilities were not constructed for the purpose of smelting, refining, or processing Other Minerals, then charges, costs and penalties for such smelting, refining or processing shall mean the amount Grantor would have incurred if such smelting, refining or processing were carried out at facilities not owned or controlled by Grantor then offering comparable services for comparable products on prevailing terms, but in no event greater than actual costs incurred by Grantor with respect to such smelting and refining.

4. Other Procedures for Calculating and Paying Production Royalty.

(a) Payments of Production Royalty In Cash or In Kind. Production Royalty payments shall be made to Newmont as follows:

(i) Royalty In Kind. Newmont may elect to receive its Production Royalty payment for Precious Metals from the Property “in cash” or “in kind” as refined bullion. The election may be exercised once per year on a calendar year basis during the life of production from the Property. Notice of election to receive the following year’s Production Royalty payments for Precious Metals in cash or in kind shall be made in writing by Newmont and delivered to Grantor on or before November 1 of each year. In the event no written election is made, the Production Royalty payments for Precious Metals will continue to be paid as they are then being paid. As of the date of this Deed, Newmont elects to receive its Production Royalty payments on Precious Metals in cash. Production Royalty payments on Other Minerals shall not be payable in kind.

(A) If Newmont elects to receive its Production Royalty payments for Precious Metals in kind, Newmont shall open a bullion storage account at each refinery or mint designated by Grantor as a possible recipient of refined bullion in which Newmont owns an interest. Newmont shall be solely responsible for all costs and liabilities associated with maintenance of such account or accounts, and Grantor shall not be required to bear any additional expense with respect to such in-kind payments.

(B) Grantor shall pay in kind Production Royalty payments to Newmont by causing the Payor to deposit refined bullion into Newmont’s account. On or before the 25th day of each calendar month following Disposition of the applicable Precious Metals, Grantor shall deliver written instructions to the mint or refinery, with a copy to Newmont, directing the mint or refinery to deliver refined bullion due to Newmont, by crediting to Newmont’s account the number of ounces of refined bullion for which the Production Royalty is due; provided, however, that the processing, milling, beneficiation or refining losses of Precious Metals shall not be included in such calculation. The number of ounces of refined bullion to be credited will be based upon Newmont’s share of the applicable Monthly Production of Precious Metals as calculated pursuant to the commingling provisions of Section 4(d) hereof.

(C) A Production Royalty payable in kind on silver or platinum group metals shall be converted to the gold equivalent of such silver or platinum group metals by using the average monthly spot prices for Precious Metals described in Section 3(a).

(D) Title to refined bullion delivered to Newmont under this Deed shall pass to Newmont at the time such bullion is credited to Newmont’s account at the mint or refinery.

(E) Newmont assumes all responsibility for Newmont’s trading and hedging activities, including any shortages which occur as a result of Newmont’s anticipation of credits to its account in advance of an actual deposit or credit to its account by a refiner or mint.

(F) When a Production Royalty is paid in kind, it will not reflect the costs deductible in calculating Net Smelter Returns under this Deed. Within 15 days after the receipt of a statement showing charges incurred by Grantor for transportation, smelting or other deductible costs, Newmont shall remit to Grantor full payment for such charges.

(ii) In Cash. If Newmont elects to receive its Production Royalty for Precious Metals in cash, and as to Production Royalties payable on Other Minerals, payments shall be paid to Newmont by Grantor on or before the 25th day of the month following the Delivery Month of the applicable Minerals. The price used for calculating the cash amount due for Production Royalty on Precious Metals or Other Minerals shall be determined in accordance with Section 3(a) and (b), as applicable. Grantor shall make each Royalty Production payment to be paid in cash by delivery of a check or draft payable to Newmont and delivering the check to Newmont at its address listed in Section 8(i).

(iii) Detailed Statement. All Production Royalty payments or credits shall be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheets from the Payor.

(b) Monthly Reconciliation.

(i) On or before the 25th day of each month, Grantor shall make an interim settlement based on the information then available of all Production Royalty payments due that month, either in cash or in kind, whichever is applicable, by paying (A) not less than one hundred percent (100%) of the anticipated final settlement of in kind Precious Metals Production Royalty payments and (B) not less than ninety-five percent (95%) of the anticipated final settlement of cash Production Royalty payments.

(ii) The parties recognize that a period of time exists between the production of ore, the production of doré or concentrates from ore, the production of refined or finished product from doré or concentrates, and the receipt of Payor’s statements for refined or finished product. As a result, Production Royalty payments will not coincide exactly with the actual amount of refined or finished product produced from the Property. Grantor will provide final reconciliation promptly after settlement is reached with the Payor for all lots sold or subject to other disposition in any particular month.

(iii) In the event that Newmont has been underpaid for any provisional payment (whether in cash or in kind),

Grantor shall pay the difference in cash or check, but not in kind, with such payment being made at the time of the final reconciliation. If Newmont has been overpaid in the previous calendar quarter, Newmont shall make a payment to Grantor of the difference by check. Reconciliation payments shall be made on the same basis as used for the payment in cash pursuant to Section 4(a)(ii).

(c) Hedging Transactions. All profits and losses resulting from Grantor’s sales of Precious Metals, or Grantor’s engaging in any commodity futures trading, option trading, or metals trading, or any combination thereof, and any other hedging transactions, including trading transactions designed to avoid losses and obtain possible gains due to metal price fluctuations (collectively, “hedging transactions”), are specifically excluded from Royalty Production calculations pursuant to this Deed. All hedging transactions by Grantor and all profits or losses associated therewith, if any, shall be solely for Grantor’s account.

The Royalty payable on Precious Metals or Other Minerals subject to hedging transactions shall be determined as follows:

(i) Affecting Precious Metals. The amount of Production Royalty payments on all Precious Metals subject to hedging transactions by Grantor shall be determined in the same manner as provided in Sections 2 and 3(a), with the understanding that the average monthly spot price shall be for the calendar month preceding the Delivery Month for such Precious Metals.

(ii) Affecting Other Minerals. The amount of Production Royalty payments on all Other Minerals subject to hedging transactions by Grantor shall be determined in the same manner as provided in Sections 2 and 3(b), with the understanding that the average monthly spot price shall be for the calendar month preceding the Delivery Month for such Other Minerals.

(d) Commingling. Grantor shall have the right to commingle Minerals from the Property with minerals from other properties. Before any Precious Metals or Other Minerals produced from the Property are commingled with minerals from other properties, the Precious Metals or Other Minerals produced from the Property shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, commercial minerals and other appropriate content. Representative samples of the Precious Metals or Other Minerals shall be retained by Grantor and assays (including moisture and penalty substances) and other appropriate analyses of these samples shall be made before commingling to determine gross metal content of Precious Metals or gross metal or mineral content of Other Minerals. Grantor shall retain such analyses for a reasonable amount of time, but not less than 18 months, after receipt by Newmont of the Production Royalty paid with respect to such commingled Minerals from the Property; and shall retain such samples taken from the Property for 30 days after collection.

(e) Stockpiling and Tailings. All tailings, residues, waste rock, spoiled leach materials, and other materials (collectively “Materials”) resulting from Grantor’s operations and activities with respect to the Property shall be the sole property of Grantor, but shall remain subject to the Production Royalty (calculated and paid in accordance with the terms of this Deed) should the Materials be processed or reprocessed, as the case may be, in the future and result in the Disposition of Precious Metals or Other Minerals. Notwithstanding the foregoing, Grantor shall have the right to dispose of any or all such Materials and to commingle the same with other minerals from other properties. In the event Materials from the Property are processed or reprocessed, as the case may be, and regardless of where such processing or reprocessing occurs, the Production Royalty payable thereon under this Deed shall be determined on a pro rata basis as determined by using the best engineering and technical practices then available.

(f) No Obligation to Mine. Grantor shall have sole discretion to determine the extent of its mining of the Property and the time or the times for beginning, continuing or resuming mining operations with respect thereto. Grantor shall have no obligation to Newmont or otherwise to mine any of the Property.

(g) Loss of Production or Casualty Loss to Minerals. Notwithstanding any of the foregoing provisions in the Section, if Grantor receives insurance proceeds for loss of production on the Property or a casualty loss of Minerals from the Property, Grantor shall pay to Newmont the Production Royalty percentage of all insurance proceeds that are received by Grantor for lost Minerals or proceeds from the Disposition thereof. Such payments shall be paid by Grantor on or before the 25th day of the month following the calendar month in which the Grantor receives payment from the insurer for such loss.

5. Books and Records; Inspections; Audits; Confidentiality; and Press Releases.

(a) Not later than March 1 following the end of each calendar year, Grantor shall provide Newmont with an annual report of activities and operations conducted with respect to the Property during the preceding calendar year. Such annual report shall include details of: (i) the preceding year’s activities with respect to the Property; (ii) ore reserve data for the calendar year just ended; and (iii) estimates of anticipated production and estimated remaining ore reserves with respect to proposed activities for the Property for the current calendar year. In addition, Newmont or its designated representative shall have the right, upon reasonable notice to Grantor, to inspect and copy all books, records, technical data, information and materials (the “Data”) pertaining to Grantor’s activities with respect to the Property, including but not limited to records of all mining and milling operations on the Property and records with respect to commingling of production from the Property; provided that such inspections shall not unreasonably interfere with Grantor’s activities with respect to the Property. Grantor makes no representations or warranties to Newmont concerning any of the Data or any information contained in the annual reports, and if Newmont elects to rely on any such Data or information, it does so at its sole risk.

(b) If Grantor establishes a mineral resource or mineral reserve on any of the Property, Grantor shall provide to Newmont the amount of such resource or reserve as soon as practicable after Grantor makes a public declaration with respect to the establishment thereof

(c) Newmont shall have the right to audit the books and records pertaining to production from the Property and contest payments of Production Royalties for 24 months after receipt by Newmont of the payments to which such books and records pertain. If any such audit reveals that Production Royalty payments for any calendar year are underpaid by more than five percent, Grantor shall reimburse Newmont for its reasonable costs incurred in such audit or inspection.

(d) Newmont shall have the right, upon reasonable notice, to inspect the facilities associated with the Property.

(e) Newmont shall not, without the prior written consent of Grantor, which shall not be unreasonably withheld, knowingly disclose to any third party data or information obtained pursuant to this Deed which is not generally available to the public; provided, however, Newmont may disclose data or information so obtained without the consent of Grantor: (i) if required for compliance with laws, rules, regulations or orders of a governmental agency, court, or stock exchange; (ii) to any of Newmont’s contractors or consultants; (iii) to any third party to whom Newmont, in good faith, anticipates selling or assigning Newmont’s interest in the Property; (iv) to a prospective lender, or (v) to a party which Newmont or an affiliate contemplates a merger, amalgamation or other corporate reorganization, provided however, that any such third party to whom disclosure is made has a legitimate business or legal need to know the disclosed information and, except with respect to disclosure pursuant to clause (i), shall first agree in writing to protect the confidential nature of such information to the same extent Newmont is obligated under this subsection.

(f) Subject to Newmont’s rights and obligations under Section 5(e), neither party shall issue any press releases pertaining to this Agreement or the other party’s business or operations except upon giving the other party three days advance written notice of the contents thereof, and the issuing party shall make any reasonable changes to such proposed press releases requested by the other party. Neither party shall, without the other party’s consent, issue any press release that implies or infers that the other party endorses or joins in the issuing party’s statements or representations contained in any press release.

6. Compliance with Law. Grantor shall at all times comply with all applicable federal, state, and local laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies and guidelines relating to operations and activities on or with respect to the Property; provided, however, Grantor shall have the right to contest any of the same in good faith. Without limiting the generality of the foregoing, Grantor represents and warrants to Newmont that:

(a) in the event that (i) any of Grantor’s directors, officers, employees or agents is or becomes an official or employee of any government, or of any agency, instrumentality, or political subdivision of any government, or of any political party, or of any public international organization; or (ii) an official or employee of any government, or of any agency, instrumentality, or political subdivision of any government, or of any political party, or of any public international organization, owns or acquires, directly or indirectly, any shares or other beneficial interest in Grantor, Grantor shall immediately inform Newmont of such fact in writing; provided, however, that if Grantor is an issuer of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (or any successor law thereto), then clause (i) in this sub-section shall apply only if the official or employee is in a position to influence official decisions that could affect Newmont; and clause (ii) in this sub-section shall apply only to shareholders of Grantor who own or acquire a controlling interest in Grantor.

(b) in carrying out its responsibilities under this Deed, neither Grantor nor any director, officer, employee, agent, or shareholder thereof shall, directly or indirectly, pay, promise to pay, or authorize the payment of any money, or give, promise to give, or authorize the giving of anything of value to any official or employee of any government, or of any agency or instrumentality of any government (including any official or employee of the State of Arizona or the United States of America or of any of its agencies or instrumentalities or political subdivisions), or to any political party or official thereof, or to any candidate for political office (including any party, official, or candidate in the State of Arizona or the United States of America), or to any official or employee of any public international organization, for the purpose of influencing any act or decision of such official or employee or otherwise promoting the business interests of Newmont in any respect. Grantor further represents and warrants that no payment, authorization, promise, or gift of the sort described in this paragraph has been made prior to the date of this Deed.

Upon receipt of notice by Newmont under sub-section (a) above or upon receipt by Newmont of information which, in its sole discretion, it determines to be evidence of a breach by Grantor of any undertakings in sub-sections (a) or (b) above, the parties promptly shall meet to discuss the effect of such notice or breach on Grantor’s obligations under this Deed, including its representations and warranties under paragraph (b) of this section, and to attempt to resolve any concerns raised by Newmont. Following such discussion (or, if Grantor declines to meet with Newmont, then immediately upon receipt by Newmont of Grantor’s decision not to meet), and notwithstanding any other provision of this Deed, Newmont may, in its sole discretion, immediately suspend Grantor’s performance under this Deed in order to collect more information and/or further analyze the effect of such notice or breach or it may immediately terminate this Deed. In the event of such termination, Newmont shall have no liability to Grantor under this Deed for (i) any fees, reimbursements or other compensation under this Deed except for compensation for services rendered or goods provided to Newmont, or (ii) any other loss, cost, claim, or damage resulting, directly or indirectly, to Grantor from such termination.

7. Real Property Interest and Relinquishment of Property. The Production Royalty shall attach to any amendments, relocations or conversions of any mining claims or leases comprising the Property, or to any renewals or extensions of leases thereof. The Production Royalty shall be a real property interest that runs with the Property and shall be applicable to Grantor and its successors and assigns of the Property. If the Grantor surrenders or relinquishes any of the Property, but reacquires any such properties within a period of five years after the effective date of relinquishment or abandonment, such reacquired properties shall be included in the Property from and after the date of such reacquisition.

8. General Provisions.

(a) The parties promptly shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the purposes of this Deed.

(b) All covenants, conditions and terms of this Deed shall be of benefit to the parties and run as a covenant with the Property and shall bind and inure to the benefit of the parties hereto and their respective assigns and successors.

(c) This Deed shall not be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between Grantor and Newmont.

(d) This Deed may not be modified orally, but only by written agreement executed by Grantor and Newmont.

(e) Time is of the essence in this Deed.

(f) This Deed is to be governed by and construed under the laws of the State of Arizona.

(g) As used in this Deed, the term “Newmont” shall include all of Newmont’s successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and affiliated companies having or claiming an interest in the Property. As used in this Deed, the term “Grantor” shall include all of Grantor’s successors-in-interest, including without limitation assignees, partners, joint venture partners, lessees, and when applicable mortgagees and affiliated companies having or claiming an interest in the Property. As used in this Deed, the term “party” or “parties” shall mean one or both, as the case may be, of Grantor and Newmont.

(h) Grantor may convey, transfer, assign, abandon or encumber all or any portion of its interest in the Property only in accordance with Section 4.1 of the Option Agreement, and provided that (i) in the event of any such conveyance, transfer or assignment, it shall require the party or parties acquiring such interest to assume in a written agreement with Newmont the obligations of this Deed in respect of such interest; and (ii) in the event of the granting of any mortgage, charge, security interests, lien or other encumbrance (in each case a “Lien”) on any Property, it shall require the holder of such encumbrance (a “Lien Holder”) to acknowledge in writing that the Lien Holder’s rights in the Property are subject to the rights of Newmont under this Deed. A Lien Holder shall be free to convey, transfer and assign all or any portion of the Property subject to its Lien, provided that it shall require the party or parties acquiring such interest to assume in writing the obligations of this Deed in respect of such interest from and after the date of transfer.

(i) Any notice or other correspondence required or permitted hereunder shall be deemed to have been property given or delivered when made in writing and hand delivered to the party to whom directed, or when sent by United States certified mail, or electronic facsimile transmission, with all necessary postage or charges fully prepaid, return receipt requested (or in the case of a facsimile or telegram, confirmation of delivery), and addressed to the party to whom directed at the following address:

Grantor:

Aurelio Resource Corporation

5554 South Prince Street, Suite 200

Littleton, Colorado 80120

Attn: David Stafford Johnson

Telecopier No. 303-607-6528

Newmont:

Newmont Realty Company

1700 Lincoln Street, Suite 3600

Denver, Colorado 80203

Attention: Land Department

Telecopier No.: (303) 837-5851

Either party hereto may change its address for the purpose of notices or communications hereunder by furnishing notice thereof to the other party in compliance with this Section.

This Deed is executed and delivered effective on the day and year above written.

Grantor:

AURELIO RESOURCE CORPORATION a Colorado corporation

By:
Name:
Title:

STATE OF COLORADO	)
) ss.
COUNTY OF	)

On this      day of                     , 200    , personally appeared before me, a Notary Public,                     , an officer of AURELIO RESOURCE CORPORATION, a Colorado corporation, personally known (or proved) to me to be said person whose name is subscribed to the above instrument who acknowledged that he executed the instrument on behalf of AURELIO RESOURCE CORPORATION.

NOTARY PUBLIC

EXHIBIT A

TO

ROYALTY DEED

AREA OF INTEREST

Township 18 South, Range 25 East

Sections: 27-29, 33 and 34

and

Township 19 South Range 25 East

Sections: 3-5, 7-10, 14-18, 20-23, 26-29, 32-35

and

Township 20 South, Range 25 East

Sections: 2-8, 18

Cochise County, Arizona

Assignment of Newmont’s Option to Purchase Agreement

From Aurelio Resource Corporation to Bolsa Resources Inc.

WHEREAS, the undersigned is the owner of that certain Option to Purchase Agreement date March 27, 2007, between Aurelio Resources Corporation, a Nevada corporation, and Newmont Realty Company (“Agreement”), which Agreement is attached hereto and made a party hereof for all purposes, covering certain properties located in Cochise County, Arizona.

NOW THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned, the present owner of said Agreement and all rights there under or incident thereto, does hereby bargain, sell, transfer, assign and in all other respects convey all rights, title and interest of the original Agreement and present owner in and to said Agreement and rights there under, together with all personal property used or obtained in connection therewith, to Bolsa Resources, Inc., an Arizona corporation, its successors and assigns.

AND FOR THE SAME CONSIDERATION, the undersigned, for itself and. Successors and representatives, does covenant with Bolsa Resources, Inc., its successors or assigns, that it is the lawful owner of the said Agreement and rights and interests there under and of the personal property thereon or used in connection therewith; that the undersigned has good right and authority to sell and convey the same, and that said rights, interest and property are free and clear form all liens and encumbrances other than as may be described in the Agreement.

IN WITNESS WHEREOF, the undersigned owner and assignor has signed and sealed this instrument the 13th day of April, 2007.

/s/ Fred Warnaars
Fred Warnaars, President
Aurelio Resource Corporation